Exhibit 11

SHELDAHL, INC. AND SUBSIDIARY
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
(in thousands, except per share data)

                                                	For The Three Months Ended

                                               	November 28,    November 29,
	                                                  1997	            1996
                                                  	____	            ____
Primary earnings per share

Weighted average number of issued
   shares outstanding	                             9,038           	8,913

Effect of exercise of stock options
   under the treasury stock method	                    -        	       -
                                                	_______	         _______
Weighted average shares outstanding
   used to compute primary earnings
   per share                                      	9,038	           8,913
                                                	=======	         =======

Net loss                                       	$(2,677)	        $(1,733)

Convertible preferred dividends accrued	           (187)	               -
                                       	         _______	         _______

Net loss applicable to common
   shareholders                                	$(2,864)	        $(1,733)
                                                	=======	         =======

Net loss per common share                       	$(0.32)         	$(0.19)
                                                	=======	          ======

Fully diluted earnings per share

Weighted average number of issued
   shares outstanding                             	9,038	           8,913

Effect of exercise of stock options
   under the treasury stock method	                    -        	       -
                                                	_______	         _______
Weighted average shares outstanding
   used to compute primary earnings
   per share	                                      9,038           	8,913
                                                	=======	         =======

Net loss                                        	$(2,677)	       $(1,733)

Convertible preferred dividends accrued	            (187)   	           -
                                                 	_______	        _______

Net loss applicable to common shareholders	       $(2,864)	      $(1,733)
                                                  	=======	       =======

Net loss per common share	                         $(0.32)       	$(0.19)
                                                  	=======	       =======
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